Exhibit 10.64

CONSULTING AGREEMENT

This consulting agreement (this “Agreement”) is entered into this 5th day of December, 2013, by and between Richard F. Schaub, Jr. (the “Consultant”) and LaJobi, Inc. (the “Company” or “LaJobi”), an affiliate of Kid Brands, Inc. (the “Parent”).

W I T N E S S E T H :

WHEREAS, the Consultant and the Company have mutually agreed that Consultant’s tenure as President of LaJobi shall terminate, effective immediately; and

WHEREAS, the parties wish to modify their relationship during the period commencing on the date hereof and ending on January 3, 2014 (the “Transition Period”) and during the period following the expiration of the Transition Period commencing on January 4, 2014 until May 5, 2014 (the “Consulting Period”); and

WHEREAS, the Company wishes to retain the services of the Consultant during the Consulting Period in order to provide certain consulting services to the Company; and

WHEREAS, the Consultant and the Company wish to enter into this Agreement to set forth the terms and conditions of their relationship;

NOW, THEREFORE, in consideration of the premises above, and the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Transition Period. During the Transition Period, the Consultant shall continue to be employed as a senior business advisor of LaJobi and shall support the Company in sales, marketing and customer relations. In such capacity, Consultant shall fulfill such duties as are delegated to him by the Chief Executive Officer of the Parent, to whom he shall continue to report, and/or the Board of Directors of the Company. Consultant will continue to be entitled, during the Transition Period, to the same compensation and benefits package to which he was entitled immediately prior to the date hereof. For the avoidance of doubt, Consultant’s equity awards will continue to vest during the Transition Period.

2. Transition Duties. Consultant’s duties as senior business advisor of LaJobi will be performed from his home office or as otherwise may be mutually agreed by Consultant and the Company. Effective as of the date of this Agreement, the Executive shall no longer serve the Company in the capacity of President of LaJobi or in any other officer position of Parent or any affiliate of Parent, and Consultant shall sign such documents as reasonably requested by Parent to implement the foregoing.

3. Consulting Period. Effective January 4, 2014 and through the Consulting Period, the Company hereby retains Consultant to provide sales, marketing and customer relations consulting services to the Company. Upon the expiration of the Consulting Period, this Agreement and the obligations of the parties hereunder will terminate automatically unless the parties hereto agree, in a writing specifically referencing this Agreement, to extend the Consulting Period for a specific period of time. In the event Consultant secures full-time employment during the Consulting Period, this Agreement shall terminate automatically upon the commencement by Consultant of such full-time employment. Consultant shall have the responsibility of informing the Chief Executive Officer of the Parent promptly upon the commencement of any such employment.

4. Provision of Consulting Services. During the Consulting Period, the Consultant will provide the consulting services to the Company as needed, and as reasonably requested by the Chief Executive Officer of the Parent, to whom the Consultant shall report, provided, however, that Consultant shall not be required to provide more than 10 hours of consulting services per week. The Consultant may provide such consulting services from any location, as mutually agreed by Consultant and the Company. The Consultant shall not represent the Company, the Parent, their Board of Directors, their officers or any other members of the Company or the Parent in any transactions or communications nor shall the Consultant make claim to do so.

5. Compensation for Services. (a) During the Consulting Period, the Company will pay the Consultant at the rate of $31,250 per month (pro rated in the case of partial months), payable bi-weekly in arrears in accordance with the payroll practices of LaJobi or the Company. In addition, the Company shall reimburse the Consultant for any reasonable travel, hotel and other expenses pre-approved by the Company that are incurred by him in connection with performing services hereunder promptly upon receipt of appropriate documentation.

(b) During the Consulting Period, the Consultant shall be entitled to continue his medical and dental insurance coverage, pursuant to the provisions of COBRA; provided, that the Consultant shall continue to pay to the Company an amount equal to the monthly contributions paid by Consultant for the same healthcare (medical and dental) coverage in which the Consultant was enrolled immediately prior to the date hereof, and the Company shall continue to pay all other claims and expenses related to such healthcare coverage. For the avoidance of doubt, the Company shall pay the difference between the amount paid by Consultant pursuant to COBRA for such same healthcare (medical and dental) coverage and the amount Consultant paid for such coverage immediately prior to the date hereof.

(c) The Consultant acknowledges that the Company does not intend to make withholdings from such consulting compensation and that the Consultant will have the exclusive responsibility for paying any taxes (including income taxes, social security contributions, and similar obligations) on such compensation. At the appropriate time, the Company will provide the Consultant with a Form 1099 for his tax purposes.

6. Independent Contractor Status. The Consultant acknowledges that, during the Consulting Period, his relationship with the Company will be that of an independent contractor, and not that of an employee or an agent of the Company or the Parent. The Company shall not control the manner or means by which the Consultant performs the services to be provided hereunder. While the Company acknowledges that the Consultant is an independent contractor and does not intend to make any withholdings, the Company reserves the right to withhold payroll taxes and other amounts to the extent required by applicable law.

7. Other Benefits. During the Consulting Period, other than the compensation provided for in Section 5 above, and except as set forth herein, neither the Company nor the Parent will provide the Consultant with any benefits, nor will the Consultant be entitled to participate in any of the Company’s or the Parent’s benefit plans. Notwithstanding the above, the Consultant shall be paid (at the time of the next Company payroll following commencement of the Consulting Period), for all accrued and unused vacation days accrued prior to the commencement of the Consulting Period. In addition: (i) all of Consultant’s monies, vested and/or unvested, in the Company’s 401(k) plan, if any, shall be treated in accordance with the terms, conditions and provisions of such plan; and (ii) any unvested equity awards granted by the Parent and held by Consultant on the expiration of the Transition Period shall be forfeited, but any vested equity awards held by Consultant on such date shall remain exercisable in accordance with the original terms of any such awards. Such equity awards shall be subject to the terms of the award agreements (and/or the underlying plan documents) pursuant to which such equity awards were granted. As a former executive officer of the Company and certain affiliates of the Parent, Consultant shall also remain entitled to indemnification under the Company’s or such affiliates’ organizational documents (or any written agreement governing indemnification) to the same extent and upon the same conditions as active officers of the Company or such affiliates are entitled to indemnification and shall remain entitled to the benefit of any directors and officers insurance coverage maintained by the Company or such affiliates on the same terms and conditions as any current or former officer of the Company or such affiliates, in each case with respect to acts or events occurring during the course of or in connection with Consultant’s former employment with the Company or such affiliates. All other employee benefits in effect while the Consultant was actively employed by the Company will be governed in accordance with the terms and conditions of the applicable Company plans, as outlined in the respective plan documents.

8. Non-Disclosure of Confidential Information. (a) The Consultant acknowledges that he has previously received and, until the expiration of the Consulting Period, he may continue to receive information that the Company or the Parent considers proprietary and/or confidential (“Confidential Information”). Such Confidential Information includes, without limitation, operation plans and techniques, any internal strategy deliberations, customer lists and contact information, customer preferences, product and supply costs, financial information, trade secrets, and other intellectual property, in each case belonging to the Company or the Parent (except that information that is available in the public domain, through no improper conduct on the Consultant’s part, and information independently developed by Consultant without reference to Confidential Information, will not be considered to be Confidential Information). The Consultant acknowledges that such Confidential Information is important to the Company, and the need for the Company to keep such information confidential. Consequently, to the extent the Consultant is or becomes privy to any such Confidential Information, the Consultant agrees to hold in the strictest of confidence, and not to use, reproduce, or otherwise disclose to any third party, such Confidential Information as long as such information remains proprietary and/or confidential, unless otherwise required to do so by law or appropriate legal process. If the Consultant is required by legal process to disclose any Confidential Information, the Consultant will provide the Company with prompt notice so that the Company may seek an appropriate protective order or waive the Consultant’s compliance with the provisions of this letter. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Consultant is legally compelled to disclose Confidential Information, the Consultant may disclose that portion of the Confidential Information that is required to be disclosed. Consultant will not oppose reasonable action by and will cooperate with the Company, at the Company’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b) The Consultant represents that he has returned to the Company all confidential, proprietary and non-public materials, including any Confidential Information, and any other property of the Company or the Parent, in his possession.

9. Other Employment and Activities. During the Consulting Period, the Consultant may pursue other professional relationships, whether as a consultant or otherwise; provided that the Company shall be entitled to offset the compensation payable hereunder by professional income received by the Consultant during the Consulting Period. Consultant shall have the responsibility of informing the Company promptly upon the receipt of any such professional income.

10. Nondisparagement; Nonsolicitation. (a) The Consultant, the Parent and the Company each agrees that, during the Consulting Period and for a period of twelve months thereafter, each party shall refrain from any action that could reasonably be expected to harm the reputation or goodwill of the other party or its affiliates.

(b) During the Consulting Period and for a period of twelve months thereafter, Consultant shall not, directly or indirectly, solicit the employment or retention of any person who is to Consultant’s knowledge then employed or retained by any member of the Company, the Parent or any subsidiary of the Parent (collectively, the “Employer Group”); provided, that the foregoing shall not prevent Consultant from hiring or soliciting anyone who: (a) initiates discussions regarding such employment on an unsolicited basis; or (b) who responds to (i) any public advertising of a general nature not specifically targeted to employees of the Employer Group or (ii) a search firm that is not directed or encouraged to target employees or consultants of the Employer Group.

11. Release. (a) In exchange for the above-referenced consideration, and except for the obligations of the Company to provide the benefits referenced in Section 7 of this Agreement, Consultant hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that Consultant ever had, now has or may have (the “Release”) as of the date of Consultant’s execution of this Agreement, against the Employer Group, its affiliates and related entities, and each of their respective officers, directors, employees, representatives, agents, successors and assigns (collectively, the “Company Releasees”), whether or not arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services, including without limitation any rights arising under or relating to Consultant’s employment with the Company and/or the termination thereof, any allegation of discrimination or retaliation, or based on any federal, state or local law or regulation concerning race, sex, age, handicap, national origin, religion, or any other form of discrimination or retaliation, and any claims arising in contract or tort, including breach of contract, breach of an implied covenant of good faith and fair dealing, or wrongful termination, which Consultant and/or his heirs, executors, administrators, successors and assigns ever had, now have or hereafter can or may have against the Company Releasees by reason of any matter arising on or before the date hereof. The claims, demands and causes of action released by Consultant include, but are not limited to, any claims of wrongful or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, defamation, any claim for wages, bonuses, penalties, commissions, unvested equity awards or other compensation, claim for defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Credit Reporting Act, the Occupational Health and Safety Act, the Employee Polygraph Protection Act, the Immigration Reform Control Act, the retaliation provisions of the Sarbanes-Oxley Act of 2002, the Federal False Claims Act, the Equal Pay Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the WARN Act, the New Jersey Law Against Discrimination; the New Jersey wage and hour laws, New Jersey’s Family Leave Act, the New Jersey Equal Pay Law, the New Jersey Genetic Privacy Act, the New Jersey Occupational Safety and Health Law, the New Jersey Domestic Partnership Act, the New Jersey Fair Credit Reporting Act, the retaliation provisions of the New Jersey Workers’ Compensation Law and the New Jersey Conscientious Employee Protection Act; and any other laws, regulations or ordinances relating to employment or employment discrimination, and the laws of contract and tort, to the full extent permitted by law (collectively, “Claims”).

(b) The Company, on behalf of itself, its Parent, and subsidiaries of its Parent, hereby releases and forever discharges Consultant and Consultant’s heirs, representatives and successors from any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim, which it ever had, now has or may have as of the date of the Company’s execution of this Release against Consultant by reason of any matter, cause or thing whatsoever, including without limitation, any and all claims that may arise under any federal, state or local statutes, regulations, ordinances or common law, or under any policy agreement, contract, understanding or promise, written or oral, formal or informal, between the Company Releasees and Consultant, as well as to any and all claims in connection with, related to or arising out of Consultant’s employment with the Company; provided, however, that nothing contained in this Release shall release Consultant from any claims for fraud, theft, embezzlement, criminal activity, intentional breach of fiduciary duty or any material breach of the Company’s Code of Business Conduct and Ethics, or contribution action(s) in connection with any such claims, whether brought by the Company or any member or representative of the Company Releasees. The Company confirms that it is unaware of any facts that would give rise to any of the claims against Consultant of the nature referenced in the immediately preceding proviso.

(c) To the extent applicable, each of Consultant and the Company, on behalf of the Employer Group, further waives and relinquishes any rights and benefits which any such party has or may have under California Civil Code § 1542 to the fullest extent that such party may lawfully waive all such rights and benefits pertaining to the subject matter of the Release. Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Each of Consultant and the Company, on behalf of the Employer Group, acknowledges that he or it is aware that he or it may later discover facts in addition to or different from those which he or it now knows or believes to be true with respect to the subject matter of this Release, but it is the intention of each party to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth in this Section 11, and that in furtherance of this intention, the releases given in this Release shall be and remain in effect as full and complete general releases to the extent set forth herein, notwithstanding discovery or existence of any such additional or different facts.

(d) Additionally, nothing in this Agreement shall prohibit or restrict Consultant or any Company Releasee from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Legal or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization. This Release is also not intended to preclude Consultant or any Company Releasee from: (1) enforcing the terms of this Release; (2) challenging the validity of this Release; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board.

(e) This Release shall not impact the EEOC’s rights, responsibilities or abilities to carry out its public duties and shall not impede the Consultant’s or any Company Releasee’s participation in EEOC procedures and processes, except insofar as it precludes Consultant from recovering any additional monies from the Company or any of the other Company Releasees.

(f) Consultant represents and agrees that he:

A.	has reviewed all aspects of this Section 11;

B.	has carefully read and fully understands all of the provisions of this Section 11;

C.	understands that in agreeing to this document, he is releasing the Company from any and all claims that he may have against the Company;

D.	knowingly and voluntarily agrees to all terms set forth in this Section 11;

E.	was advised and hereby is advised in writing to consider the terms of this Release and that he was advised to consult with an attorney of his choice and at his own expense prior to executing this Agreement, including this Section 11;

F.	has not relied on any representation or statement not set forth in this Agreement;

G.	has a full twenty-one (21) days from the date of acknowledged receipt of this Section 11 to consider whether he will execute this Agreement;

H.	has a full seven (7) days following the execution of this Agreement to revoke this Agreement by notifying the Company in writing of the revocation, and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

I.	understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. Seq.) that may arise after the date this Agreement is executed are not waived; and

J.	has signed this Agreement (including this Section 11) voluntarily and entirely of his own free will.

12. Applicable Disclosures and Cooperation. Consultant acknowledges that, as of the date hereof, he has no knowledge of any of the following, except as may have been previously disclosed to the Company or the Parent in accordance with applicable policies and procedures: (i) any information relevant to any investigation of the business practices of the Employer Group conducted by any government agency or relevant to any existing, threatened or anticipated litigation or dispute involving the Company or any member of the Employer Group, whether administrative, civil or criminal in nature; (ii) any wrongdoing committed by any current or former employees of the Company or the Employer Group; and (iii) any violations of the Company’s Code of Business Conduct and Ethics. Consultant further agrees to provide reasonable cooperation to the Company or the Employer Group, for no additional consideration, but without any out of pocket cost or expense, in connection with any matter arising out of or related to his employment including, but not limited to, any existing or future litigation or dispute involving the Company or the Employer Group, whether administrative, civil or criminal in nature, in which and to the extent the Company or the Employer Group reasonably deems the Consultant’s cooperation necessary (which cooperation may include providing testimony), provided that the Employer Group makes reasonable efforts to accommodate Consultant’s other responsibilities and obligations.

13. Representation and Warranties. The Company represents and warrants that it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder and that the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action. The Consultant represents and warrants that he has the right to enter into this Agreement and perform fully all of his obligations in this Agreement which will not conflict with or result in any breach or default under any other agreement to which the Consultant is subject.

14. Legal Expenses. The Company will reimburse the Consultant for his legal expenses in connection with the review of this Agreement in an amount not to exceed $2,000, and such reimbursement shall occur within thirty (30) days after the date of the Agreement.

15. Successors and Assigns. This Agreement, and the rights and obligations of the Consultant and the Company under this Agreement, will inure to the benefit of, and will be binding upon (a) the Consultant, and (b) the Company and its successors and assigns. This Agreement, and the rights and obligations under this Agreement, may not be assigned by the Consultant.

16. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

17. Entire Agreement and Amendment. This Agreement contains the entire agreement between the Consultant and the Company with respect to its subject matter, and supersedes all prior agreements and understandings, oral or written, between the Consultant and the Company with respect to the consulting services to be provided hereunder. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will together constitute but one agreement.

19. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the date and year first written above.

LAJOBI, INC.

By:	/s/ Jodie Simon Friedman
Name: Jodie Simon Friedman Title: VP & Secretary

/s/ Richard F. Schaub
Richard F. Schaub, Jr.

ACKNOWLEDGED:

KID BRANDS, INC.

By:	/s/ Raphael Benaroya
Name: Raphael Benaroya Title: Chairman, President & CEO